UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                       Under the Securities Exchange Act of 1934
                                   (Amendment No. 1)


                                        Castelle
                                    (Name of Issuer)

                               Common Stock, no par value
                             (Title of Class of Securities)

                                      147905-10-3
                                     (CUSIP Number)








             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
             Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






     CUSIP No. 147905-10-3           SCHEDULE 13G                   Page 2 of 21



       1   Name Of Reporting Person H&Q LONDON VENTURES

           IRS Identification No. Of Above Person                    94-2966540

       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                          England

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   746,350       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   928,867

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          928,867

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           20.3%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 147905-10-3           SCHEDULE 13G                   Page 3 of 21



       1   Name Of Reporting Person H&Q VENTURES INTERNATIONAL C.V.

           IRS Identification No. Of Above Person                    98-0059340

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                   Netherlands Antilles

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   746,350       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   928,867

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          928,867

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           20.3%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 147905-10-3           SCHEDULE 13G                   Page 4 of 21



       1   Name Of Reporting Person H&Q VENTURES IV

           IRS Identification No. Of Above Person                    94-2940347

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   746,350       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   928,867

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          928,867

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           20.3%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 147905-10-3           SCHEDULE 13G                   Page 5 of 21



       1   Name Of Reporting Person HAMQUIST

           IRS Identification No. Of Above Person                    94-2800484

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   746,350       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   928,867

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          928,867

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           20.3%
       12   Type Of Reporting Person*






     CUSIP No. 147905-10-3           SCHEDULE 13G                   Page 6 of 21



       1   Name Of Reporting Person HAMBRECHT & QUIST GUARANTY FINANCE, L.P.

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 147905-10-3           SCHEDULE 13G                   Page 7 of 21



       1   Name Of Reporting Person HAMBRECHT & QUIST GROUP LIMITED
                                    PARTNERSHIP INTEREST LIQUIDATING TRUST

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   746,350       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   928,867

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          928,867

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           20.3%
       12   Type Of Reporting Person*

                                             OO






     CUSIP No. 147905-10-3           SCHEDULE 13G                   Page 8 of 21



       1   Name Of Reporting Person GUARANTY FINANCE MANAGEMENT CORP.

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             CO






     CUSIP No. 147905-10-3           SCHEDULE 13G                   Page 9 of 21



       1   Name Of Reporting Person HAMBRECHT & QUIST VENTURE PARTNERS

           IRS Identification No. Of Above Person                    94-2949080

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   746,350       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   928,867

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          928,867

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           20.3%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 147905-10-3           SCHEDULE 13G                  Page 10 of 21



       1   Name Of Reporting Person RVR SECURITIES CORP.

           IRS Identification No. Of Above Person                    94-3181298

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   746,350       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   928,867

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          928,867

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           20.3%
       12   Type Of Reporting Person*

                                             CO






     CUSIP No. 147905-10-3           SCHEDULE 13G                  Page 11 of 21



       1   Name Of Reporting Person HAMBRECHT & QUIST CALIFORNIA

           IRS Identification No. Of Above Person                    94-2856927

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   746,350       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   928,867

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          928,867

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           20.3%
       12   Type Of Reporting Person*

                                             CO






     CUSIP No. 147905-10-3           SCHEDULE 13G                  Page 12 of 21



       1   Name Of Reporting Person HAMBRECHT & QUIST GROUP

           IRS Identification No. Of Above Person                    94-3246636

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                         Delaware

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   746,350       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   928,867

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          928,867

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           20.3%
       12   Type Of Reporting Person*

                                           HC, CO






     CUSIP No. 147905-10-3           SCHEDULE 13G                  Page 13 of 21



       1   Name Of Reporting Person WILLIAM R. HAMBRECHT

           IRS Identification No. Of Above Person                   ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   746,350       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   928,867

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          928,867

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           20.3%
       12   Type Of Reporting Person*

                                             IN






     CUSIP No. 147905-10-3           SCHEDULE 13G                  Page 14 of 21


             Item 1(a).     Name of Issuer.

                       Castelle (the "Issuer").

             Item 1(b).     Address of Issuer's Principal Executive
                            Offices.

                       3255-3 Scott Boulevard, Santa Clara, CA 95054.

             Item 2(a).     Names of Persons Filing.

                       Reference is made to Item 1 of each of the cover
             pages of this Schedule, which Items are incorporated by reference herein.

             Item 2(b). Address of Principal Business Office or, if none, Residence.

                       The address of each reporting person is One Bush
             Street, San Francisco, California 94104.

             Item 2(c).     Citizenship.

                       Reference is made to Item 4 of each of the cover
             pages of this Schedule, which Items are incorporated by reference herein.

             Item 2(d).     Title of Class of Securities.

                       Common Stock, no par value ("Common Stock").

             Item 2(e).     CUSIP Number.

                       147905-10-3

             Item 3.   Type of Reporting Person.

                       Not applicable.

             Item 4.   Ownership.

                       Reference is made to Items 5-9 and 11 of each of
             the cover pages to this Schedule, which Items are incorporated by reference herein. According to information furnished to the reporting persons by the Issuer, there were 4,419,278 shares of Common Stock issued and outstanding as of December 31, 1996. As of December 31, 1996, the reporting persons owned the following shares of Common Stock and warrants to acquire shares of Common Stock that are immediately exercisable or exercisable within 60 days of such date:






     CUSIP No. 147905-10-3           SCHEDULE 13G                  Page 15 of 21


                                                                  Common Stock
                                                 Common Stock    Upon Exercise
                  Person                        Directly Owned    Of Warrants

                  H&Q London Ventures               338,482          16,666

                  H&Q Ventures International C.V.    60,839             -0-

                  H&Q Ventures IV                    60,839             -0-

                  Hamquist                            1,251             -0-

                  Hambrecht & Quist Guaranty
                  Finance, L.P.                         -0-             -0-

                  Hambrecht & Quist Group
                  Limited Partnership Interest
                  Liquidating Trust                     -0-          70,000

                  Hambrecht & Quist Venture Partners    833             -0-

                  RVR Securities                        -0-          50,000

                  Hambrecht & Quist Group            85,540          16,666

                  William R. Hambrecht               45,234             -0-
                                                    _______         _______

                  TOTAL                             593,018         153,332
                                                    =======         =======


                       Because voting and investment decisions concerning
             the above securities may be made by or in conjunction with Hambrecht & Quist Venture Partners, Hambrecht & Quist California, Hambrecht & Quist Group and William R. Hambrecht, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Schedule shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

                       In addition, Hambrecht & Quist Group may be deemed
             to be the beneficial owner of 182,517 shares of Common Stock held by Ivory and Sime Enterprise Capital PLC (formerly known as The Independent Investment Company PLC). Pursuant to an investment advisory agreement, Hambrecht & Quist Group does not have voting power over such shares, but may be considered to have investment power. Although such shares are included






     CUSIP No. 147905-10-3           SCHEDULE 13G                  Page 16 of 21


             in the number of shares beneficially owned by the reporting persons for purposes of this Schedule, the reporting persons disclaim beneficial ownership of such shares for any purpose.

                       Under the definition of "beneficial ownership" in
             Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners of Hambrecht & Quist Venture Partners and/or the directors and executive officers of Hambrecht & Quist California or Hambrecht & Quist Group or other entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

                       This Schedule does not include shares of Common
             Stock, if any, held by Hambrecht & Quist LLC in its trading account if it is a market maker in the Issuer's Common Stock.

             Item 5.   Ownership of Five Percent or Less of a Class.

                       Not applicable.

             Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

                       Not applicable.

             Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                       Not applicable.

             Item 8.   Identification and Classification of Members of the
                       Group.

                       Not applicable.

             Item 9.   Notice of Dissolution of Group.

                       Not applicable.

             Item 10.  Certification.

                       Not applicable.






     CUSIP No. 147905-10-3           SCHEDULE 13G                  Page 17 of 21


                                       Signature

                       After reasonable inquiry and to the best of their
             knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

             DATED:  February 12, 1997.


             H&Q LONDON VENTURES             HAMBRECHT & QUIST GROUP
                                             LIMITED PARTNERSHIP INTEREST
                                             LIQUIDATING TRUST
             By:/s/ Jackie A. Berterretche
                __________________________
                Jackie A. Berterretche       By: /s/ William R. Hambrecht
                Attorney-in-Fact                __________________________
                                                 William R. Hambrecht
             H&Q VENTURES INTERNATIONAL,         Trustee
             C.V.
                                             GUARANTY FINANCE MANAGEMENT
                                             CORP.
             By:/s/ Jackie A. Berterretche
                __________________________
                Jackie A. Berterretche       By: /s/ Eileen Thomas
                Attorney-in-Fact                __________________________
                                                 Eileen Thomas
             H&Q VENTURES IV                     Attorney-in-Fact

                                             HAMBRECHT & QUIST VENTURE
             By:/s/ Jackie A. Berterretche   PARTNERS
                __________________________
                Jackie A. Berterretche
                Attorney-in-Fact             By:/s/ Jackie A. Berterretche
                                               ___________________________
             HAMQUIST                           Jackie A. Berterretche
                                                Attorney-in-Fact

             By:/s/ Jackie A. Berterretche   RVR SECURITIES CORP.
                __________________________
                Jackie A. Berterretche
                Attorney-in-Fact             By: /s/ Steven M. Machtinger
                                                __________________________
             HAMBRECHT & QUIST GUARANTY          Steven M. Machtinger
             FINANCE, L.P.                       Secretary


             By:/s/ Eileen Thomas
                __________________________
                Eileen Thomas
                Attorney-in-Fact






     CUSIP No. 147905-10-3           SCHEDULE 13G                  Page 18 of 21


             HAMBRECHT & QUIST CALIFORNIA


             By:/s/ Jackie A. Berterretche
                __________________________
                Jackie A. Berterretche
                Attorney-in-Fact

             HAMBRECHT & QUIST GROUP


             By:/s/ Jackie A. Berterretche
                __________________________
                Jackie A. Berterretche
                Attorney-in-Fact

             WILLIAM R. HAMBRECHT


             By:/s/ Jackie A. Berterretche
                __________________________
                Jackie A. Berterretche
                Attorney-in-Fact






     CUSIP No. 147905-10-3           SCHEDULE 13G                  Page 19 of 21


                                     EXHIBIT INDEX



             Exhibit A      Joint Filing Undertaking           Page 20






     CUSIP No. 147905-10-3           SCHEDULE 13G                  Page 20 of 21


                                JOINT FILING UNDERTAKING

                       The undersigned, being duly authorized thereunto,
             hereby execute this agreement as an exhibit to this
             Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule and any subsequent amendment jointly on behalf of each of such parties.

             DATED:  February 12, 1997.

             H&Q LONDON VENTURES             HAMBRECHT & QUIST GROUP
                                             LIMITED PARTNERSHIP INTEREST
                                             LIQUIDATING TRUST
             By:/s/ Jackie A. Berterretche
                __________________________
                Jackie A. Berterretche       By: /s/ William R. Hambrecht
                Attorney-in-Fact                __________________________
                                                 William R. Hambrecht
             H&Q VENTURES INTERNATIONAL,         Trustee
             C.V.
                                             GUARANTY FINANCE MANAGEMENT
             By:/s/ Jackie A. Berterretche   CORP.
                __________________________
                Jackie A. Berterretche
                Attorney-in-Fact             By: /s/ Eileen Thomas
                                                __________________________
             H&Q VENTURES IV                     Eileen Thomas
                                                 Attorney-in-Fact

             By:/s/ Jackie A. Berterretche   HAMBRECHT & QUIST VENTURE
                __________________________   PARTNERS
                Jackie A. Berterretche
                Attorney-in-Fact
                                             By:/s/ Jackie A. Berterretche
             HAMQUIST                          ___________________________
                                                Jackie A. Berterretche
                                                Attorney-in-Fact
             By:/s/ Jackie A. Berterretche
                __________________________   RVR SECURITIES CORP.
                Jackie A. Berterretche
                Attorney-in-Fact
                                             By: /s/ Steven M. Machtinger
             HAMBRECHT & QUIST GUARANTY         __________________________
             FINANCE, L.P.                       Steven M. Machtinger
                                                 Secretary

             By:/s/ Eileen Thomas
                __________________________
                Eileen Thomas
                Attorney-in-Fact






     CUSIP No. 147905-10-3           SCHEDULE 13G                  Page 21 of 21


             HAMBRECHT & QUIST CALIFORNIA


             By:/s/ Jackie A. Berterretche
                __________________________
                Jackie A. Berterretche
                Attorney-in-Fact

             HAMBRECHT & QUIST GROUP


             By:/s/ Jackie A. Berterretche
                __________________________
                Jackie A. Berterretche
                Attorney-in-Fact

             WILLIAM R. HAMBRECHT


             By:/s/ Jackie A. Berterretche
                __________________________
                Jackie A. Berterretche
                Attorney-in-Fact